Exhibit 99.1

Cable Design Technologies Corporation Plans $110 Million Convertible

Subordinated Debenture Offering and Simultaneous Share Repurchases

Pittsburgh, PA — June 30, 2003 — Cable Design Technologies Corporation (NYSE: CDT) announced today that it plans to offer, subject to market and other conditions, approximately $110 million aggregate principal amount of its Convertible Subordinated Debentures due 2023 through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The number of shares issuable upon conversion of the debentures is to be determined by negotiations between the company and the initial purchaser of the debentures.

The company stated that it expects to grant the initial purchaser a 30-day option to purchase up to an additional $16.5 million principal amount of debentures.

The company intends to use the net proceeds of the offering (1) to repay approximately $83 million of indebtedness, representing substantially all of the current amount outstanding under the company’s bank facilities, (2) for repurchases of up to $20 million of shares of its common stock in negotiated transactions simultaneous with the issuance of the debentures or immediately thereafter in market repurchases and (3) for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.